Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

March 26, 2004

Nuvelo, Inc.

675 Almanor Avenue

Sunnyvale, California 94085

Ladies and Gentlemen:

Re:	Registration Statement on Form S-8;
500,000 Shares of Common Stock, par value $0.001 per share.

In connection with Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-101276) (the “Registration Statement”) filed by Nuvelo, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on March 26, 2004 pursuant to Rule 414 under the Securities Act of 1933, as amended, relating to 500,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) issuable under Hyseq Inc.’s Employee Stock Purchase Plan (the “Plan”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when the terms (including the exercise price) and form of the option or options pursuant to which the Shares will be issued are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof, in accordance with the Plan, and upon execution, issuance and delivery of certificates representing the Shares (and notation of such issuance in the stock transfer records of the Company) and receipt of payment for such Shares in the manner contemplated by the Plan in an amount in cash or other legal consideration of not less than the aggregate par value for such Shares, and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    Latham & Watkins LLP